Exhibit 99.1

FOR RELEASE AT 4:00PM EST FEBRUARY 6, 2007

Contacts:
Paul Rosenbaum Rentrak Corporation Chairman & CEO 503-284-7581 par@rentrak.com	Investors PondelWilkinson Parham Ron Parham 503-297-0202 rparham@pondel.com

RENTRAK REPORTS THIRD FISCAL QUARTER FINANCIAL RESULTS

– Revenues Increase 12 Percent –

– On Demand Measurement Service Continues to Ramp With Announcement of

Six New Network Group Customers and Three New MSO Partners –

PORTLAND, Ore. (February 6, 2007)—Rentrak Corp. (Nasdaq:RENT) today announced financial results for its third fiscal quarter ended December 31, 2006.

Third quarter revenues increased 11.7 percent to $26.8 million from $24.0 million in last year’s third fiscal quarter. In December, the company’s PPT division distributed a large number of titles with guaranteed minimum revenue terms, negatively impacting third quarter gross margins, resulting in third quarter operating income of $1.5 million and net income of $0.10 per diluted share, consistent with last year’s comparable period. The company expects those titles to exceed their guaranteed revenue minimums during the first quarter of FY2008, contributing higher margins in that fiscal period.

Third quarter revenues in the company’s Pay-Per-Transaction (PPT) segment totaled $23.1 million, an increase of 10.7 percent compared with $20.9 million in last year’s comparable period, benefiting from a strong slate of available titles and strong consumer demand for rental and purchase of titles offered under revenue-sharing terms.

Third quarter revenues in the company’s Advanced Media & Information (AMI) segment increased 18.4 percent to $3.7 million, compared with $3.1 million in last year’s third fiscal quarter, as revenues from the company’s Essentials™ services increased 19.5 percent. Beginning with the first quarter of fiscal 2007, the AMI division includes results from all of the company’s Essentials services, including Box Office Essentials™, OnDemand Essentials™; Supply Chain Essentials™; Retail Essentials™ and Home Video Essentials™, as well as DRS.

Rentrak Fiscal 2007 Third Quarter Earnings

Selling and administrative expenses in the third quarter totaled $5.9 million, or 22.1 percent of revenue, compared with $5.5 million, or 22.8 percent of revenue, in last year’s third quarter and $5.8 million, or 24.2 percent of revenue, in the second quarter of fiscal 2007. The increased year-over-year spending related primarily to the company’s continuing development and enhancement efforts in support of its Essentials services and incremental non-cash, stock-based compensation expenses of $210,000 related to the company’s April 1, 2006 adoption of SFAS 123(R).

Rentrak Chairman and Chief Executive Officer Paul Rosenbaum commented, “We’re very pleased with our business performance through the first nine months of fiscal 2007, with revenues up 20 percent on double digit growth in our PPT and AMI divisions, operating income up 69 percent and net income up 60 percent compared with the same period last year. We continue to believe that the current strong studio movie rental release schedule and incremental revenues from our new Essentials customers will help us generate consolidated revenues of at least $100 million for the full fiscal year, compared to fiscal 2006 consolidated revenues of $93.4 million. We expect that both our PPT and AMI segments will remain steady sources of revenue and cash flow to invest in ongoing development and launch of additional Essentials services.”

Rosenbaum continued, “In 2006 alone, Rentrak’s OnDemand Essentials™ processed nearly 2.2 billion orders for on demand programming among our participating network operators. OnDemand Essentials’ growing database of anonymous transactional data from an expanding list of MSOs, which now represents over 42 million set-top boxes and 23 million households, is attracting an increasing number of high quality networks as customers. Today’s earlier announcement of six new network group customers and three new MSO partners further testifies to our momentum and success in developing and launching this important capability in a rapidly evolving market segment. While we recognize on demand programming is still in its nascent stages of growth, we’ve successfully positioned OnDemand Essentials as the industry standard for on demand media measurement and expect to continue growing this line of business, as well as our other Essentials™ services, in support of the industry’s anticipated continued expansion.”

Rosenbaum concluded, “Over the past five years, Rentrak has established a solid foundation of credibility in media measurement anchored in our proven capabilities to provide accurate data capture and timely, informative reporting. Each time we’ve succeeded in penetrating a new media channel, we’ve created opportunities to pursue other channels across the increasingly fragmented media market. As we work to further solidify our industry standard position in existing channels, we believe that Rentrak’s proven capabilities will enable us to pursue additional opportunities in fiscal 2008 and beyond, faster and with substantially lower incremental investment than our competitors.”

Rentrak Fiscal 2007 Third Quarter Earnings

Conference Call

Rentrak has scheduled a conference call for 2 p.m. (PST) on Tuesday, February 6, 2007 to discuss its financial performance. Shareowners, members of the media and other interested parties may participate in the call by dialing 800-561-2813 from the U.S. or Canada, or 617-614-3529 for international callers, passcode 56885333. An audio replay of the conference call is available through midnight February 13 by dialing 888-286-8010 from the U.S. or Canada, or 617-801-6888 from international locations, passcode 28424251. This call is being webcast by CCBN and can be accessed at Rentrak’s web site at www.rentrak.com where it will be archived through February 6, 2008. The webcast is also accessible over CCBN’s Investor Distribution Network and available to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Rentrak Corporation

Rentrak Corporation, based in Portland, Oregon, is an information management company serving clients in the media, entertainment, retail, advertising and manufacturing industries. The company’s Entertainment Essentials™ suite of services is redefining media measurement in the digital broadband era. Entertainment Essentials provides customers with near-real-time, actionable insight into performance of content distributed over a wide variety of modern media technologies. Available by license or subscription, each Entertainment Essentials application allows executives to analyze detailed industry-wide and title-specific data to make decisions that enhance the bottom line and provide competitive advantage. For further information, please visit Rentrak’s corporate Web site at http://www.rentrak.com.

Safe Harbor Statement

When used in this discussion, the words “anticipates,” “expects,'' “intends'' and similar expressions are intended to identify forward-looking statements. Such statements relate to, among other things, the revenues and results of operations for the company’s PPT® and information services segments and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect Rentrak's financial results include customer demand for movies in various media formats subject to company guarantees, the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new services to create new revenue streams, and Rentrak’s customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak's financial results are described in Rentrak's March 31, 2006 annual report on Form 10-K and subsequent quarterly reports, filed with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

# # #

(Financial Tables Follow)

Rentrak Fiscal 2007 Third Quarter Earnings

Rentrak Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31,	March 31,
	2006	2006 (1)
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$7,687	$15,666
Marketable securities	22,102	14,832
Accounts receivable, net of allowances for
doubtful accounts of $579 and $461	18,924	18,314
Note receivable	380	—
Advances to program suppliers, net of program
supplier reserves of $51 and $32	339	225
Deferred income tax assets	107	110
Other current assets	1,027	607
Total Current Assets	50,566	49,754

Property and Equipment, net of accumulated
depreciation of $5,864 and $5,876	5,200	3,623
Deferred Income Tax Assets	411	312
Other Assets	612	639
Total Assets	$56,789	$54,328

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$12,812	$15,493
Taxes payable	342	972
Accrued liabilities	780	532
Deferred rent, current portion	90	—
Accrued compensation	1,172	1,366
Deferred revenue	525	484
Total Current Liabilities	15,721	18,847

Deferred rent, long-term portion	807	—
Notes payable	914	—
Total Liabilities	17,442	18,847

Commitments and Contingencies	—	—

Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000
shares authorized; none issued	—	—
Common stock, $0.001 par value; 30,000
shares authorized; shares issued and outstanding:
10,646 and 10,697	11	11
Capital in excess of par value	47,407	48,069
Accumulated other comprehensive income	103	181
Accumulated deficit	(8,174)	(12,780)
Total Stockholders’ Equity	39,347	35,481
Total Liabilities and Stockholders’ Equity	$56,789	$54,328

(1) Derived from our March 31, 2006 audited consolidated financial statements.

Rentrak Fiscal 2007 Third Quarter Earnings

Rentrak Corporation and Subsidiaries

Condensed Consolidated Income Statements (Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2006	2005	2006	2005
Revenue	$26,757	$23,957	$77,741	$65,003

Operating expenses:
Cost of sales	19,394	17,014	53,541	45,364
Selling and administrative	5,906	5,454	17,695	15,787
	25,300	22,468	71,236	61,151
Income from operations	1,457	1,489	6,505	3,852

Other income (expense):
Interest income	420	283	1,115	693
Interest expense	(3)	—	(5)	(2)
	417	283	1,110	691

Income before income taxes	1,874	1,772	7,615	4,543
Provision for income taxes	787	646	3,009	1,657
Net income	$1,087	$1,126	$4,606	$2,886

Basic net income per share	$0.10	$0.11	$0.43	$0.27

Diluted net income per share	$0.10	$0.10	$0.41	$0.26

Shares used in per share calculations:
Basic	10,666	10,567	10,639	10,556
Diluted	11,249	11,054	11,179	11,071